As filed with the Securities and Exchange Commission on June 22, 2016

Registration No. 333-63407	Registration No. 333-72113	Registration No. 333-42096
Registration No. 333-83172	Registration No. 333-90810	Registration No. 333-102413
Registration No. 333-117764	Registration No. 333-153621	Registration No. 333-170193
Registration No. 333-196085

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-63407

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-72113

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-42096

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-83172

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-90810

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-102413

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-117764

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-153621

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-170193

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-196085

UNDER

THE SECURITIES ACT OF 1933

Waste Connections US, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	94-3283464
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

3 Waterway Square Place, Suite 110

The Woodlands, TX 77380

(Address of Principal Executive Offices) (Zip Code)

Waste Connections, Inc.

(Former name or address, if changed since last report)

Waste Connections US, Inc. 1997 Stock Option Plan

Waste Connections US, Inc. First Amended and Restated 1997 Stock Option Plan

Waste Connections US, Inc. Second Amended and Restated 1997 Stock Option Plan

Waste Connections US, Inc. 2002 Stock Option Plan

Waste Connections US, Inc. 2002 Senior Management Equity Incentive Plan

Waste Connections US, Inc. 2002 Restricted Stock Plan

Waste Connections US, Inc. Consultant Incentive Plan

Waste Connections US, Inc. 2004 Equity Incentive Plan

Waste Connections US, Inc. Second Amended and Restated 2004 Equity Incentive Plan

Waste Connections US, Inc. Third Amended and Restated 2004 Equity Incentive Plan

Waste Connections US, Inc. 2014 Incentive Award Plan

(Full title of the plans)

Patrick J. Shea, Esq.

Senior Vice President, General Counsel and Secretary

Waste Connections US, Inc.

3 Waterway Square Place, Suite 110

The Woodlands, TX 77380

(832) 442-2200

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. Check one:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF COMMON SHARES

Waste Connections US, Inc. (formerly named Waste Connections, Inc. (the “Registrant”)) is filing these Post-Effective Amendments to each of the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) to terminate all offerings under each of such Registration Statements and deregister any and all securities that remain unsold pursuant to each of such Registration Statements:

1.	Registration Statement No. 333-63407, filed with the Securities and Exchange Commission (the “SEC”) on September 15, 1998, registering the offer and sale of the Registrant’s common stock, par value $0.01 per share (“Registrant Common Stock”), issuable pursuant to the Waste Connections US, Inc. 1997 Stock Option Plan;

2.	Registration Statement No. 333-72113, filed with the SEC on February 10, 1999, registering the offer and sale of Registrant Common Stock issuable pursuant to the Waste Connections US, Inc. First Amended and Restated 1997 Stock Option Plan;

3.	Registration Statement No. 333-42096, filed with the SEC on July 24, 2000, registering the offer and sale of Registrant Common Stock issuable pursuant to the Waste Connections US, Inc. Second Amended and Restated 1997 Stock Option Plan;

4.	Registration Statement No. 333-83172, filed with the SEC on February 21, 2002, registering the offer and sale of Registrant Common Stock issuable pursuant to the Waste Connections US, Inc. 2002 Stock Option Plan and pursuant to the Waste Connections US, Inc. 2002 Senior Management Equity Incentive Plan;

5.	Registration Statement No. 333-90810, filed with the SEC on June 19, 2002, registering the offer and sale of Registrant Common Stock issuable pursuant to the Waste Connections US, Inc. 2002 Restricted Stock Plan;

6.	Registration Statement No. 333-102413, filed with the SEC on January 8, 2003, registering the offer and sale of Registrant Common Stock issuable pursuant to Waste Connections US, Inc. Consultant Incentive Plan;

7.	Registration Statement No. 333-117764, filed with the SEC on July 29, 2004, registering the offer and sale of Registrant Common Stock issuable pursuant to Waste Connections US, Inc. 2004 Equity Incentive Plan;

8.	Registration Statement No. 333-153621, filed with the SEC on September 22, 2008, registering the offer and sale of Registrant Common Stock issuable pursuant to the Waste Connections US, Inc. Second Amended and Restated 2004 Equity Incentive Plan;

9.	Registration Statement No. 333-170193, filed with the SEC on October 28, 2010, registering the offer and sale of Registrant Common Stock issuable pursuant to the Waste Connections US, Inc. Third Amended and Restated 2004 Equity Incentive Plan; and

10.	Registration Statement No. 333-196085, filed with the SEC on May 19, 2014, registering the offer and sale of Registrant Common Stock issuable pursuant to the Waste Connections US, Inc. 2014 Incentive Award Plan.

On June 1, 2016, pursuant to the Agreement and Plan of Merger, dated as of January 18, 2016, by and among the Registrant, Waste Connections, Inc. (formerly Progressive Waste Solutions Ltd. (“Waste Connections”)) and Water Merger Sub LLC (“Merger Sub”), a wholly owned subsidiary of Waste Connections, Merger Sub was merged with and into the Registrant, with the Registrant continuing as the surviving company and as a wholly-owned subsidiary of Waste Connections (the “Merger”). In connection with the Merger, the Registrant is terminating all offerings of its securities pursuant to each of the Registration Statements. In accordance with the undertakings made by the Registrant in each of the Registration Statements, the Registrant hereby removes from registration all securities under each of the Registration Statements that remain unsold as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to each of the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in The Woodlands, Texas, on June 22, 2016.

Waste Connections US, Inc.

By:	/s/ Patrick J. Shea
Name:	Patrick J. Shea
Title:	Senior Vice President,
General Counsel and Secretary

No other person is required to sign these Post-Effective Amendments to each of the Registration Statements on Form S-8 in reliance on Rule 478 of the Securities Act of 1933, as amended.